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                                                                     EXHIBIT 8.1


                      [BASS, BERRY & SIMS PLC LETTERHEAD]


                              September 13, 2001



National Commerce Financial Corporation
One Commerce Square
Memphis, TN 38150

SouthBanc Shares, Inc.
907 North Main Street
Anderson, SC  29621

     RE: Federal Income Tax Consequences of Merger of SouthBanc Shares, Inc. with and into National Commerce Financial Corporation

Ladies and Gentlemen:

     We have acted as counsel for National Commerce Financial Corporation ("NCF") in connection with the Merger (the "Merger") of SouthBanc Shares, Inc. ("SBS") with and into NCF, pursuant to the Agreement and Plan of Reorganization dated as of July 15, 2001 (the "Agreement") by and between NCF and SBS. You have requested our opinion, in our capacity as counsel to NCF, regarding certain federal income tax consequences of the Merger.

     We understand that our opinion will be referred to in the Proxy Statement/Prospectus of NCF and SBS that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the Merger. We hereby consent to such use of our opinion.

     All capitalized terms used herein without definition have the respective meanings specified in the Agreement. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.
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National Commerce Financial Corporation
SouthBanc Shares, Inc.
September 13, 2001
Page 2

                             INFORMATION RELIED ON
                             ---------------------

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Agreement. In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We also have obtained such additional information and representations as we have deemed relevant and necessary. However, we have not yet obtained written certificates from NCF and SBS to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

     In view of the foregoing, we have assumed that the following statements are true on the date hereof and will be true at the time of the Merger:

     1. The Merger will be consummated in compliance with the material terms of the Agreement and none of the material terms and conditions therein have been waived or modified and neither NCF nor SBS has a plan or intention to waive or modify any such material term or condition.

     2. The fair market value of the NCF Common Stock and other consideration received by each SBS stockholder will be approximately equal to the fair market value of the SBS Common Stock surrendered by such stockholder in the Merger.

     3. No consideration will be paid for SBS Common Stock in the Merger other than NCF Common Stock, the cash consideration set forth in the Agreement and cash paid in lieu of fractional share interests.

     4. Neither SBS nor any person related to SBS has acquired or will acquire, in connection with the Merger, any SBS Common Stock from the SBS stockholders prior to the Effective Time. For purposes of this assumption, a person is related to SBS if it is (i) a corporation as to which SBS owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (ii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of SBS. A person will be deemed related to SBS for this purpose if such relationship exists either immediately before or immediately after such acquisition, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partners' interest in the partnership.
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National Commerce Financial Corporation
SouthBanc Shares, Inc.
September 13, 2001
Page 3

     5. Neither NCF nor any person related to NCF has acquired or will acquire, in connection with the Merger, any SBS Common Stock from the SBS stockholders prior to the Effective time. For purposes of this assumption, a person is related to NCF if it is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which NCF owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of NCF. A person will be deemed related to NCF for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership.

     6. Neither NCF nor any person related to NCF has any plan or intention to reacquire any of the shares of NCF Common Stock issued in the Merger (other than cash issued to redeem fractional shares). For purposes of this assumption, a person is related to NCF if it is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which NCF owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of NCF. A person will be deemed related to NCF for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership.

     7. The liabilities of SBS to be assumed by NCF and the liabilities to which the transferred assets of SBS are subject were incurred by SBS in the ordinary course of its business.

     8. NCF, SBS and the stockholders of SBS each will pay their respective expenses, if any, incurred in connection with the Merger.

     9. There is no intercorporate indebtedness existing between SBS and NCF that was or will be issued, acquired, or settled at a discount.

     10. Neither SBS nor NCF is (i) a regulated investment company, (ii) a real estate investment trust, or (iii) a corporation 50 percent or more of the value of whose total assets (excluding cash, cash items, receivables and U.S. government securities) are stock or securities and 80 percent or more of the value of whose total assets are assets held for investment. For purposes of the 50 percent and 80 percent determinations under the preceding sentence, stock and securities
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National Commerce Financial Corporation
SouthBanc Shares, Inc.
September 13, 2001
Page 4

in any subsidiary shall be disregarded, and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets. A corporation shall be considered a subsidiary for purposes of this paragraph if the parent owns 50 percent or more of the combined voting power of all classes of such corporation's stock entitled to vote, or 50 percent or more of the total value of shares of all classes of such corporation's stock outstanding.

     11. SBS is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

     12. The fair market value of the assets of SBS transferred to NCF will equal or exceed the sum of the liabilities assumed by NCF plus the amount of liabilities, if any, to which the transferred assets are subject.

     13. NCF has no plan or intention to sell or otherwise transfer (including transfers to related companies) or dispose of any of the assets acquired from SBS, except for dispositions made in the ordinary course of business.

     14. Following the Merger, NCF will continue the historic business of SBS that is set out in the Registration Statement or will use a significant portion of SBS's historic business assets in a business.

     15. Both SBS and NCF have a valid corporate business purpose, as set forth in the Registration Statement, for the Merger separate and apart from any federal income tax considerations involved in the Merger.

     16. None of the SBS Common Stock received by any shareholder of SBS is separate consideration for, or allocable to, any accrued and unpaid dividends with respect to any share of SBS Common Stock.

     17. None of the compensation received by any shareholder of SBS who is also an employee of SBS (a "shareholder-employee of SBS") pursuant to any employment, noncompetition, consulting or similar agreement or arrangement, is or will be separate consideration for, or allocable to, any of his or her shares of SBS Common Stock. None of the shares of NCF Common Stock received by any shareholder-employee of SBS pursuant to the Merger is or will be separate consideration for, or allocable to, any such employment, noncompetition, consulting or similar agreement or arrangement. The compensation paid to any shareholder-employee of SBS pursuant to any such employment, noncompetition, consulting or similar agreement or arrangement is or will
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National Commerce Financial Corporation
SouthBanc Shares, Inc.
September 13, 2001
Page 5

be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     18. The outstanding SBS Options have been granted by SBS as compensation in connection with the provision of services to SBS by the SBS Option holders.

     19. The payment of cash in lieu of fractional shares of NCF Common Stock is solely for the purpose of avoiding the expense and inconvenience to NCF of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the SBS stockholders instead of issuing fractional shares of NCF Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the SBS stockholders in exchange for their shares of SBS Common Stock. The fractional share interest of each SBS stockholder will be aggregated and no SBS stockholder will receive cash in an amount equal to or greater than the value of one full share of NCF Common Stock.

     20. At the Effective Time, the aggregate fair market of the NCF Common Stock issued to the SBS stockholders in the Merger will represent at least fifty percent (50%) of the total value of the aggregate consideration payable in the Merger to the SBS stockholders (including cash paid in lieu of fractional shares of NCF Common Stock).

     21. SBS will not, prior to the Effective Time, make any distribution with respect to its stock other than regular, normal dividends made in accordance with its past practices.

                                    OPINION
                                    -------

     Based upon the foregoing, it is our opinion that:

     1.   The Merger will be treated as a "reorganization" within the meaning of
Section 368(a)(1)(A) of the Code;

     2. No gain or loss will be recognized by NCF or SBS as a result of the Merger;

     3. No gain or loss will be recognized by the stockholders of SBS to the extent that they receive shares of NCF Common Stock in exchange for their shares of SBS Common Stock (except with respect to cash received in lieu of fractional share interests in NCF Common Stock) or by the holders of SBS Options upon the conversion of such options into rights with respect to NCF Common Stock;
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National Commerce Financial Corporation
SouthBanc Shares, Inc.
September 13, 2001
Page 6

     4. The aggregate tax basis of the NCF Common Stock received by a SBS stockholder pursuant to the Merger will be the same as the aggregate tax basis of the SBS Common Stock surrendered in exchange therefor (excluding any basis allocable to a fractional share of NCF Common Stock for which cash is received);

     5. The holding period of the shares of NCF Common Stock received by a SBS stockholder will include the holding period or periods of the shares of SBS Common Stock exchanged therefor, provided that the shares of SBS Common Stock are held as a capital asset within the meaning of Section 1221 of the Code at the Effective Time; and

     6. The receipt of cash in lieu of fractional shares of NCF Common Stock will be treated as if fractional shares were distributed as part of the exchange and then were redeemed for cash by NCF.

     In rendering our opinions, we have considered the applicable provisions the Code, United States Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS"), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions. There can be no assurances that the tax consequences described below will be accepted by the IRS or, if challenged, by a court.

     The foregoing opinions do not address all of the United States federal income tax consequences of the Merger. We express no opinion as to the United States federal, state, local, foreign, or other tax consequences of the Merger other than as specifically set forth herein. No opinion is expressed as to any transaction other than the Merger (whether or not undertaken in connection with the Merger) or as to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the statements, representations, warranties and assumptions upon which we relied are not true, accurate and complete at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect or incomplete, our opinion might be adversely affected and may not be relied upon.

     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in
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National Commerce Financial Corporation
SouthBanc Shares, Inc.
September 13, 2001
Page 7

applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated herein which becomes untrue or incorrect. This letter is furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to any other purpose without our express written permission.


                                    Very truly yours,

                                    /s/ BASS, BERRY & SIMS PLC
                                    --------------------------
                                    BASS, BERRY & SIMS PLC